Exhibit 99.1


FOR IMMEDIATE RELEASE


                   Nutrition 21 Reports Fiscal Fourth-Quarter
                           And Full-Year 2005 Results

              Company Looks Forward to Fiscal 2006 with Confidence

      PURCHASE, N.Y., September 27, 2005 - Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today announced financial results for the fourth quarter and fiscal year ended June 30, 2005.

      Revenues for the fourth quarter were $1.9 million, compared to $2.8 million for the comparable period a year ago. Net loss for the fourth quarter was $3.7 million or $(0.10) loss per diluted share, compared to a net loss for the fourth quarter of last fiscal year of $2.6 million or ($0.07) loss per diluted share. For the fiscal year ended June 30, 2005, Nutrition 21 reported total revenues of $10.7 million, compared to $10.2 million for the same period a year ago. Net loss for fiscal year 2005 was $7.0 million or ($0.19) loss per diluted share, compared to a net loss of $5.9 million or ($0.16) loss per diluted share for the prior year.

      Gail Montgomery, President and CEO of the Company, commented, "We are disappointed with the fiscal 2005 results, but not discouraged. As reported by Nutrition Business Journal at the close of calendar 2004, increased consumer demand for chromium supplements drove double-digit category growth at retail for the third year in a row. As a result, going into fiscal 2005, our ingredient volumes were trending in a positive direction. We nevertheless anticipated a loss for the fiscal year as we geared up to publicize and promote our research findings and seek US and international regulatory approvals. We also expected to increase our marketing spending in anticipation of the roll out of Chromax(R) to the consumer market and Diachrome(R) to the physician market.

      "However, in the last quarter of fiscal 2005, we experienced an unanticipated fall off in chromium picolinate volume and associated revenues as companies tested our willingness to monitor and defend our patents. In June 2005, we filed a patent infringement suit against GNC that is now scheduled for trial in December 2006. We are confident in our case. Going forward, we will continue to aggressively monitor and defend our intellectual property as we have successfully done several times before. Following our court action, we have seen a correction in ingredient volume and sales in the first quarter of fiscal 2006.

      "Perhaps, more importantly, we have seen retail demand for chromium picolinate supplements increase substantially in response to popular consumer articles that have translated the results of our peer-reviewed research findings. A steady stream of new research findings is expected to fuel this coverage over the next several months. While our results of operations for the first quarter of fiscal 2006 are not complete, we are pleased to report that total revenues in the quarter will approximate $3.5 million, our best quarter since the fourth quarter of fiscal 2002.

      "We believe the consumer demand for chromium picolinate will continue to increase through fiscal 2006 and beyond. The recent Food and Drug Administration ruling on our Qualified Health Claim petition associating chromium picolinate supplementation with a possible risk reduction of insulin resistance and type 2 diabetes opens the door for the Company to participate in what many project to be an emerging healthcare marketplace that may one day rival the market created by cholesterol lowering agents. At a minimum, we expect the chromium market to rival the calcium market.

      "In many ways, fiscal 2005 has been a turning point for the Company. We successfully secured $9.6 million in financing to fuel our transition to a new business model that will allow us to greatly increase our financial stake in the growing chromium market. We have firmly established the safety of our products with US and international regulatory bodies. We have demonstrated the efficacy of our products. We have established important relationships in the public health sector. We have joined forces with experienced marketing partners that have proven track records in bringing new products to market. In fiscal 2006, we expect our high margin ingredient business will increase considerably, while we continue to test, refine and implement the market rollout of Chromax and Diachrome. We are anticipating a year of meaningful revenue appreciation and reduced financial losses in fiscal 2006."

      About Nutrition 21

      Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The company markets Chromax(R) chromium picolinate, which is the most-studied form of the essential mineral chromium. The US Food and Drug Administration has recently allowed a qualified health claim for chromium picolinate that confirms that it is safe for use in people with insulin resistance and at possible risk for type 2 diabetes. The company also markets Diachrome(R), a chromium picolinate and biotin supplement specifically formulated for people with diabetes. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at www.nutrition21.com.

      Safe Harbor Provision

      This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2004 and subsequent reports on From 10-Q. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements

                             (See attached tables.)

Paul Intlekofer  914-701-4507

                               NUTRITION 21, INC.
                           Consolidated Balance Sheets
                                 (in thousands)
                                   (unaudited)

                                                                   June 30,
ASSETS                                                         2005       2004
                                                             -------     -------

Current assets:
  Cash, cash equivalents and short term investments          $ 8,675     $ 4,164
  Cash restricted for appeal                                   1,225          --
  Accounts receivable, net                                       779       1,342
  Other receivables, net                                         279         257
  Inventories, net                                               582       1,163
  Other current assets                                           390         221
                                                             -------     -------
Total current assets                                          11,930       7,147

Property and equipment, net                                      249         314
Patents, trademarks, and other intangibles, net                7,013       8,719
Other assets                                                     488         187
                                                             -------     -------

Total Assets                                                 $19,680     $16,367
                                                             =======     =======

LIABILITIES, AND STOCKHOLDERS' EQUITY

  Accounts payable and accrued expenses                        3,929       3,734
  6% Series I Convertible preferred stock subject
  to mandatory redemption                                      5,324          --
                                                             -------     -------

Total Liabilities                                              9,253       3,734
                                                             -------     -------

Stockholders' Equity                                          10,427      12,633
                                                             -------     -------

Total Liabilities, and Stockholders' Equity                  $19,680     $16,367
                                                             =======     =======

                               NUTRITION 21, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (unaudited)

                                                                       Year ended
                                                                        June 30,
                                                                     2005        2004
                                                                   --------    --------
Net sales                                                          $  9,462    $  9,990
Other revenues                                                        1,249         242
                                                                   --------    --------

Revenues                                                             10,711      10,232

Cost of goods sold                                                    2,469       2,119
                                                                   --------    --------

Gross profit                                                          8,242       8,113

Expenses:

   Selling, General and Administrative                                9,885       9,088

   Research and Development                                           2,696       2,382

   Depreciation and Amortization                                      2,280       2,497
                                                                   --------    --------
Operating loss                                                       (6,619)     (5,854)


Interest income (expense), net                                         (406)         21

Loss before income taxes                                             (7,025)     (5,833)

Income taxes                                                             19          68
                                                                   --------    --------

Net (loss)                                                         $ (7,044)   $ (5,901)
                                                                   ========    ========

Basic and diluted  loss per share                                  $  (0.19)      (0.16)
                                                                   ========    ========

Weighted average number of common shares outstanding - basic and
diluted                                                              38,041      36,768
                                                                   ========    ========